Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces Fourth Quarter and Full Year 2023 Financial Results

EWING, N.J. – February 22, 2024 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the fourth quarter and full year ended December 31, 2023.

“In 2023, we achieved key milestones, strengthened our capabilities and infrastructure, and positioned the Company for growth in the years ahead,” said Brian Millard, Vice President and Chief Financial Officer of Universal Display Corporation. “Looking to 2024 and beyond, we see multiple paths for growth in the coming years. The commencement of an OLED IT adoption cycle, the resumption of OLED TV growth, the rise of automotive OLED displays, and the popularity of foldable OLED mobile applications all create promising opportunities for substantial growth. In addition to the growing OLED market, we are advancing and broadening our R&D roadmap, which includes novel phosphorescent materials and architectures, as well as our OVJP manufacturing platform.”

Financial Highlights for the Fourth Quarter of 2023

•
Total revenue in the fourth quarter of 2023 was $158.3 million as compared to $169.0 million in the fourth quarter of 2022.

•
Revenue from material sales was $82.2 million in the fourth quarter of 2023 as compared to $88.3 million in the fourth quarter of 2022. The decrease in material sales was primarily the result of a decrease in the cumulative catch-up adjustments between periods, partially offset by higher sales volume of our emitter material.
•
Revenue from royalty and license fees was $72.9 million in the fourth quarter of 2023 as compared to $75.6 million in the fourth quarter of 2022. The decrease in royalty and license fees was primarily the result of changes in customer mix.
•
Cost of material sales was $33.4 million in the fourth quarter of 2023 as compared to $26.6 million in the fourth quarter of 2022. This was primarily due to an increase in the volume of material sales and increased contract manufacturing support costs.
•
Total gross margin was 77% in the fourth quarter of 2023 as compared to 82% in the fourth quarter of 2022.
•
Operating income was $64.7 million in the fourth quarter of 2023 as compared to $83.1 million in the fourth quarter of 2022.
•
The effective income tax rate was 18.0% and 19.2% for the fourth quarters of 2023 and 2022, respectively.
•
Net income was $62.0 million or $1.29 per diluted share in the fourth quarter of 2023 as compared to $65.1 million or $1.36 per diluted share in the fourth quarter of 2022.

Revenue Comparison

($ in thousands)	Three Months Ended December 31,
	2023	2022
Material sales	$82,240	$88,339
Royalty and license fees	72,865	75,585
Contract research services	3,215	5,108
Total revenue	$158,320	$169,032

Cost of Materials Comparison

($ in thousands)	Three Months Ended December 31,
	2023	2022
Material sales	$82,240	$88,339
Cost of material sales	33,379	26,603
Gross margin on material sales	48,861	61,736
Gross margin as a % of material sales	59%	70%

Financial Highlights for the Full Year 2023

•
Total revenue in the full year 2023 was $576.4 million as compared to $616.6 million in the full year 2022.
•
Revenue from material sales was $322.0 million in the full year 2023 as compared to $331.1 million in the full year 2022. The decline in material sales was primarily due to a decrease in the cumulative catch-up adjustments between periods, partially offset by higher blue emitter and host sales.
•
Revenue from royalty and license fees was $238.4 million in the full year 2023 as compared to $267.1 million in the full year 2022. The decrease in royalty and license fees was primarily the result of higher estimated future demand for several of our customers over the remaining lives of their contracts, as well as a net $19.7 million reduction in revenue due to the difference in cumulative catch-up adjustments between periods, the majority of which was recorded to royalty and license fees.
•
Cost of material sales was $123.1 million in the full year 2023 as compared to $115.6 million in the full year 2022. Cost of material sales increased primarily due to costs associated with our manufacturing facility in Shannon, Ireland which commenced manufacturing in mid-2022, increased inventory reserves and changes in product mix.
•
Total gross margin was 77% in the full year 2023 as compared to 79% in the full year 2022. Increases in Shannon facility costs of $5.1 million and inventory reserves of $4.9 million in 2023 contributed to the 2% decrease in total gross margin between periods.
•
Operating income was $217.2 million in the full year 2023 as compared to $267.1 million in the full year 2022.

•
The effective income tax rate was 17.2% and 21.7% in the full years 2023 and 2022, respectively.
•
Net income was $203.0 million or $4.24 per diluted share in the full year 2023 compared to $210.1 million or $4.40 per diluted share in the full year 2022.

Revenue Comparison

($ in thousands)	Year Ended December 31,
	2023	2022
Material sales	$322,029	$331,081
Royalty and license fees	238,389	267,115
Contract research services	16,011	18,423
Total revenue	$576,429	$616,619

Cost of Materials Comparison

($ in thousands)	Year Ended December 31,
	2023	2022
Material sales	$322,029	$331,081
Cost of material sales	123,076	115,602
Gross margin on material sales	198,953	215,479
Gross margin as a % of material sales	62%	65%

2024 Guidance

The Company believes that its 2024 revenue will be in the range of $625 million to $675 million. The OLED industry remains at a stage where many variables can have a material impact on results, and the Company thus caveats its financial guidance accordingly.

Dividend

The Company also announced a first quarter cash dividend of $0.40 per share on the Company’s common stock. The dividend is payable on March 29, 2024 to all shareholders of record as of the close of business on March 15, 2024.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, February 22, 2024 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 6,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other Company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$91,985	$93,430
Short-term investments	422,137	484,345
Accounts receivable	139,850	92,664
Inventory	175,795	183,220
Other current assets	87,365	45,791
Total current assets	917,132	899,450
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $143,908 and $117,118	175,150	143,445
ACQUIRED TECHNOLOGY, net of accumulated amortization of $186,850 and $189,671	90,325	38,382
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $10,414 and $8,989	6,874	8,247
GOODWILL	15,535	15,535
INVESTMENTS	299,548	259,861
DEFERRED INCOME TAXES	59,108	58,161
OTHER ASSETS	105,289	109,739
TOTAL ASSETS	$1,668,961	$1,532,820
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,933	$9,519
Accrued expenses	52,080	51,002
Deferred revenue	47,713	45,599
Other current liabilities	8,096	29,577
Total current liabilities	118,822	135,697
DEFERRED REVENUE	12,006	18,279
RETIREMENT PLAN BENEFIT LIABILITY	52,249	59,790
OTHER LIABILITIES	38,658	43,685
Total liabilities	221,735	257,451
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,731,026 and 49,136,030 shares issued, and 47,365,378 and 47,770,382 shares outstanding at December 31, 2023 and December 31, 2022, respectively	487	491
Additional paid-in capital	699,554	681,335
Retained earnings	789,553	653,277
Accumulated other comprehensive loss	(1,086)	(18,452)
Treasury stock, at cost (1,365,648 shares at December 31, 2023 and December 31, 2022)	(41,284)	(41,284)
Total shareholders’ equity	1,447,226	1,275,369
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,668,961	$1,532,820

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
REVENUE:	(Unaudited)
Material sales	$82,240	$88,339	$322,029	$331,081
Royalty and license fees	72,865	75,585	238,389	267,115
Contract research services	3,215	5,108	16,011	18,423
Total revenue	158,320	169,032	576,429	616,619
COST OF SALES	36,019	30,098	135,376	127,896
Gross margin	122,301	138,934	441,053	488,723
OPERATING EXPENSES:
Research and development	33,641	31,906	130,481	117,062
Selling, general and administrative	16,830	18,513	67,387	77,886
Amortization of acquired technology and other intangible assets	4,551	2,897	15,993	17,459
Patent costs	2,300	2,254	9,356	8,329
Royalty and license expense	233	281	647	877
Total operating expenses	57,555	55,851	223,864	221,613
OPERATING INCOME	64,746	83,083	217,189	267,110
Interest income, net	7,865	3,505	28,166	7,811
Other income (loss), net	2,996	(5,942)	(184)	(6,691)
Interest and other income (loss), net	10,861	(2,437)	27,982	1,120
INCOME BEFORE INCOME TAXES	75,607	80,646	245,171	268,230
INCOME TAX EXPENSE	(13,629)	(15,512)	(42,160)	(58,169)
NET INCOME	$61,978	$65,134	$203,011	$210,061
NET INCOME PER COMMON SHARE:
BASIC	$1.30	$1.37	$4.25	$4.41
DILUTED	$1.29	$1.36	$4.24	$4.40
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,571,382	47,402,007	47,559,669	47,390,352
DILUTED	47,657,854	47,492,560	47,622,763	47,468,507
CASH DIVIDEND DECLARED PER COMMON SHARE	$0.35	$0.30	$1.40	$1.20

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$203,011	210,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,409	24,815
Amortization of intangibles	15,993	17,459
Amortization of premium and discount on investments, net	(11,603)	(6,461)
Impairment of minority investments	—	6,962
Stock-based compensation to employees	22,335	28,380
Stock-based compensation to Board of Directors and Scientific Advisory Board	1,774	1,566
Deferred income tax benefit	(3,766)	(26,946)
Retirement plan expense, net of benefit payments	3,129	5,276
Decrease (increase) in assets:
Accounts receivable	(47,186)	14,975
Inventory	7,425	(49,060)
Other current assets	(41,574)	(24,843)
Other assets	4,450	25,971
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	4,047	3,338
Other current liabilities	(21,481)	20,917
Deferred revenue	(4,159)	(93,203)
Other liabilities	(5,027)	(32,392)
Net cash provided by operating activities	154,777	126,815
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(59,792)	(42,497)
Purchase of intangibles	(66,563)	(4,709)
Purchases of investments	(531,103)	(701,993)
Proceeds from sale and maturity of investments	574,165	468,456
Net cash used in investing activities	(83,293)	(280,743)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	2,012	1,570
Payment of withholding taxes related to stock-based compensation to employees	(8,206)	(9,209)
Cash dividends paid	(66,735)	(56,996)
Net cash used in financing activities	(72,929)	(64,635)
DECREASE IN CASH AND CASH EQUIVALENTS	(1,445)	(218,563)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	93,430	311,993
CASH AND CASH EQUIVALENTS, END OF YEAR	$91,985	$93,430
The following non-cash activities occurred:
Unrealized loss on available-for-sale securities	$(8,938)	$(8,100)
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	678	3,069
Cash paid for income taxes, net of refunds	96,176	72,347